Exhibit 99.1

DATE: Aug. 8, 2016

MEDIA CONTACT:	INVESTOR CONTACTS:
Keith Isbell (918) 573-7308	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Williams, Williams Partners Agree to Sell Canadian Businesses for $1.35 Billion CAD (~$1.03 Billion USD)

•	Williams Partners to Receive Consideration Totaling ~$817 Million USD

•	Williams to Receive ~$209 Million USD

TULSA, Okla. – Williams (NYSE: WMB) and Williams Partners (NYSE: WPZ) announced today they have agreed to sell the companies’ Canadian businesses to Inter Pipeline Ltd. (“Inter Pipeline”) (TSX: IPL) for combined cash proceeds of $1.35 billion CAD.

In connection with the sale, Williams agreed to waive $150 million USD of incentive distribution rights in the quarter following closing to facilitate the Partnership’s consent to the sale in recognition of the value of inter-company contracts. After taking into account this waiver, Williams Partners will receive net consideration of ~$817 Million USD and Williams will receive net consideration of ~$209 Million USD.

At closing, in compliance with certain tax rules pertaining to a sale of Canadian assets by a foreign parent, 25 percent of the proceeds will be deposited with the Canadian Revenue Authority (“CRA”) or an escrow agent pending receipt of CRA tax clearance which is expected in late 2016 or early 2017. The companies do not expect a taxable gain in light of the substantial tax basis in the assets. Williams and Williams Partners plan to use the cash proceeds from the transaction to reduce borrowings on credit facilities.

“We are proud of the tremendous businesses our Canadian team has built since we first began operating in Canada in 2002,” Williams’ President and Chief Executive Officer Alan Armstrong said today. “This transaction represents significant progress on a major component of the 2016 capital and financing plan we announced in January.”

The transactions are expected to close in 2016. Closing is subject to customary closing conditions including Canadian regulatory approval. TD Securities Inc. acted as lead financial advisor to Williams on the transactions and provided fairness opinions to the board of directors of both Williams and Williams Partners that the consideration to be received under the transaction was fair, from a financial point of view, to each company respectively. Barclays acted as a co-advisor to Williams on the transactions.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting North American natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 60 percent of Williams Partners L.P. (NYSE: WPZ), including all of the 2 percent general-partner interest. Williams Partners is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins and also in Canada, Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. www.williams.com

About Williams Partners

Williams Partners (NYSE: WPZ) is an industry-leading, large-cap natural gas infrastructure master limited partnership with a strong growth outlook and major positions in key U.S. supply basins and also in Canada. Williams Partners has operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. Williams Partners owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. Williams Partners’ operations touch approximately 30 percent of U.S. natural gas. Tulsa, Okla.-based Williams (NYSE: WMB), a premier provider of large-scale North American natural gas infrastructure, owns 60 percent of Williams Partners, including all of the 2 percent general-partner interest. www.williams.com

About Inter Pipeline Ltd.

Inter Pipeline is a major petroleum transportation, bulk liquid storage and natural gas liquids extraction business based in Calgary, Alberta, Canada. Inter Pipeline owns and operates energy infrastructure assets in western Canada and northern Europe. Additional information about Inter Pipeline can be found at www.interpipeline.com. Inter Pipeline is a member of the S&P/TSX 60 Index and its shares trade on the Toronto Stock Exchange under the symbol IPL.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

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